Exhibit 99.1
Xencor Appoints Nancy Valente, M.D., as Chief Development Officer

PASADENA, Calif. -- April 26, 2023 -- Xencor, Inc. (NASDAQ:XNCR), a clinical-stage biopharmaceutical company developing engineered antibodies and cytokines for the treatment of cancer and autoimmune diseases, today announced the appointment of Nancy Valente, M.D., to Executive Vice President, Chief Development Officer. Dr. Valente has more than 20 years of experience in late-stage biopharmaceutical product development, and she most recently served as a senior vice president at Genentech, a member of the Roche Group, and as its global head and co-lead of global product development of its oncology and hematology therapeutic area.
Dr. Valente has served as an independent member of Xencor’s Board of Directors since September 2022, a role from which she has resigned. In her new role, effective May 1, 2023, she will be responsible for leading Xencor’s clinical and medical strategy and execution. Allen Yang, M.D., Chief Medical Officer, will continue to advise the Company and after a transition period will leave Xencor to pursue other opportunities.
“During her time on our Board, Nancy gained a deep understanding of our XmAb® platforms, portfolio strategy, development programs, and people, and we are delighted that she has chosen to join our senior management team,” said Bassil Dahiyat, Ph.D., President and Chief Executive Officer at Xencor. “Dr. Valente brings very broad drug development expertise with multiple commercial successes over her career. Her depth of experience will be a great benefit, as we seek to efficiently and aggressively develop our clinical pipeline, rapidly advance to proof-of-concept decisions, and ultimately deliver life-saving medicines to patients. We would also like to thank Allen Yang for his many contributions to Xencor, particularly building a new clinical leadership team, overseeing multiple study initiations, and leading our clinical organization through the pandemic.”
“Xencor has a remarkably productive, world-class biologics discovery team that has stayed at the cutting edge of protein engineering to create drug candidates with novel mechanisms. A commercially focused clinical strategy will enable us to advance these molecules rapidly in settings that can benefit the most patients with the greatest needs,” said Dr. Valente. “In my time on the Board, I have enjoyed advising the company’s R&D organization and now look forward to working side-by-side with Xencor’s talented scientists and physicians to create high-impact therapeutics.”
In her most recent role at Genentech, Dr. Valente was responsible for strategic planning, clinical development, and collaboration activities in the areas of oncology and hematology product development, playing a critical role in the development and approvals of new therapies for patients with serious illnesses, including GAZYVA®, VENCLEXTA®, POLIVY® and HEMLIBRA®. Dr. Valente has held various positions with increasing responsibilities at Genentech and then at Roche after Genentech was acquired by Roche, including vice president for global product development for oncology, hematology franchise and senior group medical director, leader for hematology development. Before Genentech, she served in senior-level positions at Anosys, Inc. and Coulter Pharmaceutical, Inc., and earlier in her career, she held academic positions at the University of California, San Francisco (UCSF). Dr. Valente received her M.D. from the University of Missouri and completed her internal medicine training at Oregon Health & Science University, followed by fellowships in hematology at Stanford University and oncology at UCSF.

GAZYVA and POLIVY are registered trademarks of Genentech, Inc. HEMLIBRA is a registered trademark of Chugai Pharmaceutical Co., Ltd. VENCLEXTA is a registered trademark of AbbVie Inc.
About Xencor
Xencor is a clinical-stage biopharmaceutical company developing engineered antibodies and cytokines for the treatment of patients with cancer and autoimmune diseases. More than 20 candidates engineered with Xencor's XmAb® technology are in clinical development, and three XmAb medicines are marketed by partners. Xencor's XmAb engineering technology enables small changes to a proteins structure that result in new mechanisms of therapeutic action. For more information, please visit www.xencor.com.
Forward Looking Statements
Certain statements contained in this press release may constitute forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include statements that are not purely statements of historical fact, and can generally be identified by the use of words such as “potential,” “can,” “will,” “plan,” “may,” “could,” “would,” “expect,” “anticipate,” “seek,” “look forward,” “believe,” “committed,” “investigational,” and similar terms, or by express or implied discussions relating to Xencor’s business, including, but not limited to, statements regarding Xencor’s clinical portfolio, research and development programs, the quotations from Xencor's President and Chief Executive Officer and independent Board member and other statements that are not purely statements of historical fact. Such statements are made on the basis of the current beliefs, expectations, and assumptions of the management of Xencor and are subject to significant known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks, including the ability of publicly disclosed preliminary clinical trial data to support continued clinical development and regulatory approval for specific treatments, in each case as described in Xencor's public securities filings. For a discussion of these and other factors, please refer to Xencor's annual report on Form 10-K for the year ended December 31, 2022, as well as Xencor's subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended to date. All forward-looking statements are qualified in their entirety by this cautionary statement and Xencor undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.
Contacts
Charles Liles
cliles@xencor.com
(626) 737-8118
Jason I. Spark
Evoke Canale
jason.spark@evokegroup.com
(619) 849-6005